Exhibit 10.27

DIVX, INC.

SUMMARY OF

2010 EXECUTIVE CASH BONUS PLAN

General

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Subject to such limitations or adjustments as may be imposed by the Board of Directors or the Compensation Committee of the Board of Directors of DivX, Inc. (the “Company”) each of the officers of the Company who is subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Executives”), of the Company is eligible to receive awards under the Company’s 2010 Executive Cash Bonus Plan (the “Plan”).

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The Plan provides for the payment of cash bonuses to the Executives based upon the achievement by the Company of specific 2010 quarterly and annual revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) milestones and achievement by the Company of Key Results Areas (“KRA”) milestones. Revenue and EBITDA milestones are classified under the Plan as “Bronze 1,” “Bronze 2,” “Silver 1,” “Silver 2,” “Gold 1,” “Gold 2,” “Platinum 1,” “Platinum 2,” and “Platinum 3.”

•	Cash bonuses received by Executives under the Plan are separate from any equity-based awards that the Board of Directors (the “Board”) may provide to such Executives.

•	The Board may change or modify the Plan at any time.

Revenue and EBITDA Milestones

•	For each quarter, the maximum bonus payable for achievement of a revenue milestone that each of the Executives is eligible to receive is equal to 60% of his quarterly base salary.

•	For each quarter, the maximum bonus payable for achievement of an EBITDA milestone that each of the Executives is eligible to receive is equal to 80% of his quarterly base salary.

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At the end of 2010, the annual revenue and EBITDA results will be compared to the amounts paid as quarterly bonuses. Any discrepancy between amounts paid as quarterly bonuses and the total amounts that would be due if the bonuses were calculated on an annual basis will be paid as an adjustment to the fourth quarter bonus payment.

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Revenue and EBITDA milestone payments will be paid in arrears for the prior performance period (whether annually or quarterly) subsequent to the approval of financial results by the Audit Committee of the Board.

KRA Milestones

•	The achievement of KRA milestones will be assessed on a discretionary basis by the Compensation Committee of the Board.

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Achievement of each KRA milestone will result in a cash payment of up to 15% of annual base salary to each of the Executives, for a maximum possible bonus payment for achievement of all of the KRA milestones equal to 60% of annual base salary.

•	The KRA milestones include, without limitation, certain product development and licensing goals, as well as operational goals for 2010.